Exhibit 99.1

Penwest
PENWEST REPORTS SECOND QUARTER AND SIX-MONTH 2006
FINANCIAL RESULTS
DANBURY, CT, July 26, 2006 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the second quarter and six months ended June 30, 2006.
Second Quarter
Total revenues for the second quarter of 2006 were $1.1 million, compared with $1.3 million in the second quarter of 2005. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer Inc.’s 30mg generic version of Procardia XL®. The year-over-year decrease in total revenues is due to a decrease in royalties from Mylan, which was partially offset by product sales in the second quarter of 2006 totaling $146,000, compared with no product sales in the second quarter of 2005.
Net loss for the second quarter of 2006 was $7.4 million, or $0.33 per share, compared with a net loss of $5.7 million, or $0.26 per share, in the second quarter of 2005.
Effective January 1, 2006, the Company adopted FASB Statement No. 123(R) entitled “Share-Based Payment.” As a result, incremental stock-based compensation expense of $903,000, substantially all related to stock options, was recorded in the second quarter of 2006. Of this amount, $390,000 and $513,000 were recognized as selling, general and administrative expense (SG&A) and research and product development expense (R&D), respectively.
SG&A expenses were approximately $3.9 million for the second quarter of 2006, compared with $2.5 million in the second quarter of 2005. The increase of $1.4 million is primarily due to increased market research expenses associated with the review of several product candidates in the Company’s pipeline and the stock-based compensation charge noted above.
R&D expenses for the second quarter of 2006 were $5.2 million, compared with $5.0 million for the second quarter of 2005. The increase is primarily due to increased spending on nalbuphine ER and the stock-based charge noted above. The increase was partially offset by decreased spending on PW2101, a project the Company determined it would discontinue in the second quarter of 2005, and on its torsemide ER product candidate. Following an evaluation of outlicensing opportunities, the Company has determined to terminate its venlafaxine ER program.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “During the second quarter, the FDA granted its final approval of Opana® ER, formerly referred to as oxymorphone ER, which we jointly developed with Endo Pharmaceuticals using our TIMERx technology. The approval and Endo’s launch of Opana® ER is a significant

Penwest
milestone for Penwest, and we believe that this product will provide an important new option for physicians and patients in managing moderate to severe chronic pain.
“Beyond Opana® ER, we remain intensely focused on implementing our growth strategy by developing promising compounds in our product pipeline targeted at disorders of the nervous system.”
At June 30, 2006, Penwest had $53.3 million in cash and investments, compared with cash and investments of $55.3 million as of December 31, 2005. During the six months ended June 30, 2006, $8.0 million in cash was generated from the exercise of stock options.
Six Months Ended June 30, 2006
For the six months ended June 30, 2006, Penwest reported total revenues of $2.0 million, compared with $2.3 million for the six months ended June 30, 2005. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30mg generic version of Procardia XL®. Revenues in the first half of 2006 were lower than in the first half of 2005 due to a decrease in royalties from Mylan. The decrease was partially offset by sales of $180,000 for our formulated TIMERx during the first six months of 2006, compared with no product sales in the six months ended June 30, 2005.
Net loss for the six months ended June 30, 2006 was $13.7 million, or $0.61 per share, compared with a net loss of $14.6 million, or $0.68 per share, for the comparable period of 2005.
In connection with the adoption of FASB Statement No. 123(R) as noted above, the Company recorded incremental compensation expense of $2.0 million for the six months ended June 30, 2006, of which $1.0 million and $946,000 were recorded to SG&A and R&D, respectively.
SG&A expenses for the six months ended June 30, 2006 decreased $452,000 to $7.3 million, from $7.8 million for the comparable period of 2005. This decrease primarily reflects a one-time charge of approximately $3.0 million recorded by the Company in the first quarter of 2005 in connection with the agreement it entered into with its former Chairman and Chief Executive Officer upon his resignation in February 2005. The decrease was partially offset by the stock-based compensation charges noted above and increased market research expenses in the 2006 period associated with the review of several product candidates in the Company’s pipeline.
R&D expenses for the six months ended June 30, 2006 decreased $465,000 to $9.6 million, from $10.0 million for the comparable period of 2005. This reduction is primarily due to decreased spending on PW2101, which was discontinued as noted above, and on torsemide ER and other early-stage development projects. The decrease was partially offset by the stock-based compensation charges noted above and increased spending on nalbuphine ER.

Penwest
Conference Call and Webcast
Jennifer Good, President and Chief Executive Officer, and Benjamin Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer, will be holding a conference call today at 11:00 am EDT to review the Company’s financial results for the second quarter and first six months of 2006. Endo and Opana ER, operational developments and financial outlook will also be discussed on the call. The dial-in numbers for the call are: Domestic - 800-895-0231; International - 785-424-1054. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative proprietary drug delivery technologies. We are focusing our development efforts principally on products that address disorders of the nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex® is a dual release rate drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose™ is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: the risk that Opana ER will not be accepted by the medical community; dependence on collaborators such as Endo Pharmaceuticals to, among other things, sell products for which the Company receives royalties; regulatory risks relating to drugs in development such as torsemide ER and nalbuphine ER, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2006, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Penwest
Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Revenues:
Royalties & licensing fees	$929	$1,296	$1,860	$2,278
Product sales	146	—	180	—

Total revenues	1,075	1,296	2,040	2,278
Cost of revenues	33	14	55	22

Gross profit	1,042	1,282	1,985	2,256

Operating Expenses:
Selling, general and administrative	3,849	2,472	7,312	7,764
Research and product development	5,221	4,965	9,565	10,030

Total operating expenses	9,070	7,437	16,877	17,794

Loss from operations	(8,028)	(6,155)	(14,892)	(15,538)
Investment income	612	469	1,173	905

Net loss	$(7,416)	$(5,686)	$(13,719)	$(14,633)

Basic and diluted net loss per common share	$(0.33)	$(0.26)	$(0.61)	$(0.68)

Weighted average shares of common stock outstanding	22,796	21,676	22,522	21,666

Other Information

	June 30, 2006	December 31, 2005
Cash, cash equivalents and marketable securities	$53,337	$55,294

Contacts:	Investors: Ben Palleiko (203) 796-3750 (877) 736-9378	Media: Caroline Gentile/Jim Fingeroth Kekst and Company (212) 521-4800